UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

August 23, 2023
Date of Report (Date of earliest event reported)
Arch Capital Group Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	001-16209	98-0374481
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Waterloo House, Ground Floor, 100 Pitts Bay Road, Pembroke HM 08, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(441) 278-9250

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common shares, $0.0011 par value per share	ACGL	NASDAQ	Stock Market
Depositary shares, each representing a 1/1,000th interest in a 5.45% Series F preferred share	ACGLO	NASDAQ	Stock Market
Depositary shares, each representing a 1/1,000th interest in a 4.55% Series G preferred share	ACGLN	NASDAQ	Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01          Entry into a Material Definitive Agreement.
On August 23, 2023, Arch Capital Group Ltd. (“ACGL”) and certain of its subsidiaries (such subsidiaries designated as co-borrowers are referred to as “Designated Subsidiary Borrowers” and, together with ACGL, the “Borrowers”), entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, L/C Administrator and a Fronting Bank, and the lenders party thereto. The Credit Agreement amends and restates the existing credit agreement of the Borrowers, dated as of December 17, 2019 (as amended from time to time prior to August [23], 2023).
The Credit Agreement provides for a $425 million secured facility for letters of credit (the “Tranche A Facility”) and a $500 million unsecured facility for revolving loans and letters of credit (the “Tranche B Facility” and together with the Tranche A Facility, the “Senior Credit Facility”). Obligations of each Designated Subsidiary Borrower under the Tranche A Facility are secured by cash and eligible securities of such Designated Subsidiary Borrower held in collateral accounts. Subject to the receipt of commitments, the Senior Credit Facility may be increased up to an aggregate of $1.5 billion. Arch Capital Group (U.S.) Inc. (“ACUS”) guarantees the obligations of ACGL, ACGL guarantees the obligations of ACUS and Arch U.S. MI Holdings Inc., and Arch Capital Finance LLC guarantees the obligations of ACGL and ACUS.
The commitments under the Credit Agreement will expire on August 23, 2028, and all loans then outstanding under the Credit Agreement must be repaid at such time. Letters of credit issued under the Credit Agreement will not have an expiration date later than August 23, 2029.
The Credit Agreement contains customary representations and warranties, conditions to credit extensions, affirmative and negative covenants, and events of default. Each Designated Subsidiary Borrower (other than ACUS, Arch Group Reinsurance Ltd. (“AGRL”) and any Borrower whose principal business is mortgage insurance) is required to maintain a financial strength rating of at least “B++” by A.M. Best Company, Inc. (“A.M. Best”) or “BBB+” from Standard & Poor's Financial Services LLC (“S&P”); provided, that if AGRL achieves a financial strength rating of at least “A-” by A.M. Best or at least “A” from S&P (the “AGRL Ratings Requirement”), AGRL will then be required to maintain a financial strength rating of (i) if AGRL shall have satisfied the AGRL Ratings Requirement by achieving a financial strength rating of at least “A-“ by A.M. Best, at least “B++” by A.M. Best or (ii) if AGRL shall have satisfied the AGRL Ratings Requirement by achieving a financial strength rating of at least “A” from S&P, at least “BBB+” by S&P. In addition, ACGL is required to comply with a maximum consolidated leverage ratio covenant, and each of ACGL, Arch Reinsurance Company and Arch Reinsurance Ltd. is required to comply with a minimum consolidated tangible net worth covenant.
The foregoing is a summary of certain terms of the Amendment and the Credit Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference.
ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

ITEM 9.01    Financial Statements and Exhibits.

(d):     The following exhibits are being filed herewith.

EXHIBIT NO.	DESCRIPTION
10.1 (1)
Fourth Amended and Restated Credit Agreement, dated as of August 23, 2023, by and among Arch Capital Group Ltd., certain of its subsidiaries, Bank of America, N.A., as Administrative Agent, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

(1) Certain schedules have been omitted pursuant to Item 601(b)(10) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH CAPITAL GROUP LTD.

Date: August 24, 2023	By:	/s/ François Morin
		Name:	François Morin
		Title:	Executive Vice President, Chief Financial Officer and Treasurer

3